SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. )*

                              LUNA INNOVATIONS INC
--------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------
                         (Title of Class of Securities)

                                  550351100
----------------------------------------------------------------------
                                 (CUSIP Number)

                                   01/26/2017
----------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

/  /   Rule 13d-i(b)
/X /  Rule 13d-i(c)
/  /  Rule 13d-i(d)


------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.








CUSIP NO.   550351100                    13G
------------------------------------------------------------------------
--------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AMH Equity LLC
------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
------------------------------------------------------------------------

3    SEC USE ONLY
------------------------------------------------------------------------


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York, USA
------------------------------------------------------------------------

        NUMBER OF        5    SOLE VOTING POWER

           SHARES             140,403

     BENEFICIALLY
                     --------------------------------------------------

         OWNED BY        6    SHARED VOTING POWER

             EACH
                    -------------------------------------------------


        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON             140,403

             WITH
                      -------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,700,000 shares of common stock.
------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*  / /

------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.17%
------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*
     PN
------------------------------------------------------------------------











CUSIP NO.   550351100                    13G
------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Leviticus Partners, L.P.
------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
------------------------------------------------------------------------

3    SEC USE ONLY
------------------------------------------------------------------------


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, USA
------------------------------------------------------------------------

        NUMBER OF        5    SOLE VOTING POWER

           SHARES             1,459,597 Shares of Common Stock

     BENEFICIALLY
                              ------------------------------------------


         OWNED BY        6    SHARED VOTING POWER

             EACH
                               -----------------------------------

        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON             1,459,597 Shares of Common Stock

             WITH
			---------------------------------------------
			8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,700,000 shares of common stock.
------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*  / /

------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.17%
------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*
     PN
------------------------------------------------------------------------















CUSIP NO.   550351100                    13G
------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Adam Hutt
------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
------------------------------------------------------------------------

3    SEC USE ONLY
------------------------------------------------------------------------


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, USA
------------------------------------------------------------------------

        NUMBER OF        5    SOLE VOTING POWER

           SHARES             100,000 Shares of Common Stock

     BENEFICIALLY
                              ------------------------------------------


         OWNED BY        6    SHARED VOTING POWER

             EACH
                               -----------------------------------

        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON             100,000 Shares of Common Stock

             WITH
			---------------------------------------------
			8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,700,000 shares of common stock.
------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*  / /

------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.17%
------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*
     PN
------------------------------------------------------------------------









ITEM 1:   (a)   NAME OF ISSUER:

                Luna Innovations Incorporated


          (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
		301 First Street, SW, Suite 200
		Roanoke, VA 24011


ITEM 2:   (a)   NAME OF PERSON FILING:

                This Schedule 13G is jointly filed by Leviticus
Partners, L.P., a Delaware limited partnership ("Leviticus"), Adam Hutt, and AMH Equity, LLC ("AMH"), a New York limited liability company
(each a "Reporting Person" and, collectively, the "Reporting
Persons"). AMH is the general partner of Leviticus and Adam Hutt is the President of AMH.

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE :

       			370 Lexington Avenue
			Suite 201
			New York, NY 10017


          (c)   CITIZENSHIP:

                See above

          (d)   TITLE OF CLASS OF SECURITIES:

                SEE COVER PAGE

          (e)   CUSIP NUMBER:

                SEE COVER PAGE

ITEM 3:         See Item 12 above

ITEM 4:   (a)   AMOUNT BENEFICIALLY OWNED:

                See Item 9 above

          (b)   PERCENT OF CLASS:

                See Item 11 above

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE POWERS:

                See Items 5 and 7 above


ITEM 5:         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: / /



ITEM 6:         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:
		N/A

		The principal address of Leviticus is:
      	        370 Lexington Avenue
		Suite 201
		New York, NY 10017



ITEM 7:
                Inapplicable

ITEM 8:
                Inapplicable

ITEM 9:         NOTICE OF DISSOLUTION OF GROUP:

                Inapplicable

ITEM 10:        CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in theordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 31, 2017



            			Leviticus Partners, L.P.
				By: AMH Equity, LLC, its general partner
				By: /s/ Adam Hutt
				Name: Adam Hutt
				Title: Managing Member


				AMH Equity, LLC
				By: /s/ Adam Hutt
				Name: Adam Hutt
				Title: Managing Member

				Adam Hutt
				By: /s/ Adam Hutt
				Name: Adam Hutt
				Title: Individual